SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☑	Definitive Additional Materials

ZAP.COM CORPORATION
(Name of Registrant as Specified in Its Charter)

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Important Notice Regarding the Availability of Materials for the Stockholder Meetings of
ZAP.COM CORPORATION
To Be Held On:
June 3, 2009, 10:30 a.m. local time

Candaigua Inn on the Lake, 700 South Main Street, Canandaigua, New York 14424

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement and the Annual Report, which are available at www.zapata.com under the heading “Annual meeting and materials:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 20, 2009 to facilitate timely delivery.
TO REQUEST MATERIAL:
TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)
E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp
As of the date of this Notice, Common Stock is the Company’s only outstanding class of stock and Zapata Corporation (“Zapata”) holds 48,972,258 shares, or approximately 98% of Zap.com’s outstanding Common Stock. Accordingly, Zapata will be able to determine the outcome of the director election and each proposal to be presented at the Annual Meeting. Zapata has informed Zap.Com that it intends to vote in accordance with the Board’s recommendations on all proposals to be presented at the Annual Meeting therefore, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.